UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K



                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                 August 8, 2000
                                (Date of earliest
                                 event reported)



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




         PENNSYLVANIA                1-1401                23-0970240
       (State or other                (SEC               (IRS Employer
       jurisdiction of            file number)          Identification
        incorporation)                                      Number)




         230l Market Street, Philadelphia, Pennsylvania      19101
            (Address of principal executive offices)      (Zip Code)


               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events.

The matters discussed in this Report include forward-looking statements. PECO Energy Company's (the Company) current expectations, anticipated plans and estimates set forth in these statements are dependent on numerous factors which may change, including plant operating conditions and power market prices. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

On August 8, 2000, AmerGen Energy Company (AmerGen), the Company's joint venture with British Energy plc, and GPU, Inc. (GPU), announced they have completed the sale of GPU's Oyster Creek Nuclear Generating Facility (Oyster Creek) in Lacey Township, NJ, to AmerGen for $10 million. The sale includes the 619-megawatt, single unit boiling water reactor and adjacent former farm property. AmerGen now holds the license for Oyster Creek's operation and has full responsibility and authority over the nuclear station.

An agreement on the sale was reached in September, 1999. The U.S. Nuclear Regulatory Commission approved transfer of the operating license to AmerGen on June 6, 2000. The New Jersey Board of Public Utilities approved the sale on July 20, 2000.

"The sale of Oyster Creek is the final significant step in GPU's exiting the merchant generation business," said Fred D. Hafer, chairman, president and chief executive officer of GPU. "We are now sharply focused on the transmission and distribution of electricity, as well as new, non-regulated businesses, which we believe hold the key to our future growth."

The sale will provide the Oyster Creek employees with an opportunity to join an organization that is becoming a major operator and owner of nuclear generating facilities.

The purchase of Oyster Creek marks another acquisition in AmerGen's business plan to become one of the nation's leading nuclear power generators. In 1999, AmerGen purchased the Clinton Nuclear Power Station (Clinton) in Illinois and Three Mile Island Unit No. 1 Nuclear Generating Facility (TMI) in Pennsylvania. AmerGen also signed an asset purchase agreement for the Vermont Yankee Nuclear Power Station in Vermont.

Gerald R. Rainey, AmerGen CEO, said, "We are pleased to be acquiring another quality nuclear plant, and at the same time maintaining electric reliability, jobs and economic benefits for New Jersey. Oyster Creek is a good fit for our growing generation portfolio."

Dr. Robin Jeffrey, British Energy's executive director North America and president of AmerGen, said, "The Oyster Creek acquisition demonstrates AmerGen's ongoing commitment to developing a premier fleet of U.S. nuclear plants. This transaction will help to secure the future of the facility and will provide staff with an opportunity to be part of a company which has nuclear power generation as a central part of its strategy."

With the transfer of ownership, Ronald J. DeGregorio, a veteran of PECO Nuclear operations who led the AmerGen Oyster Creek Transition Team, became the plant's site vice president. "This is an exciting day," he said. "We have a good plant, fine operating staff and the potential to be an excellent nuclear generator for the next decade. Safety and reliable power production are the foundation of AmerGen's operating principles."

The ownership transfer places Oyster Creek in a Mid-Atlantic Regional Operating Group consisting of the Company's Limerick Generating Station and Peach Bottom Atomic Power Station, and AmerGen's TMI, under the supervision of Joseph J. Hagan, PECO Energy's senior vice president for Nuclear Operations.

The sale provides for AmerGen to assume full responsibility for the ultimate decommissioning of Oyster Creek. At the closing of the sale, GPU provided funding for the decommissioning trust of $440 million. The transaction will reduce by more than $150 million the costs GPU customers would bear for decommissioning and for other plant-related transitional costs if the plant were shut down rather than sold to AmerGen.

GPU will purchase the electricity generated by Oyster Creek at a fixed price through March, 2003. Also, GPU will fund outage costs, including the cost of fuel, for a refueling outage scheduled for October, 2000. AmerGen will repay these costs to GPU in nine equal annual installments beginning in August, 2001.

Based on the terms of the agreement, the Company estimates that this transaction will result in a reduction to earnings per share of approximately $0.10 in 2000. This acquisition is expected to be accretive to the Company's stand-alone earnings by approximately $0.08-$0.10 per share for the years 2001-2003.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                 PECO ENERGY COMPANY


                                                 /S/ Jean H. Gibson
                                                 ---------------------------
                                                 Vice President & Controller


August 10, 2000